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                                                                 Exhibit (e)(14)


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("the Agreement") is made and entered into
                                         ---------
this 30th day of March, 2001, by and between Headhunter, Inc., a Georgia corporation ("Headhunter"), and Ronald T. Self ("Employee"), a resident of the
                                                 --------
state of Georgia.

                                   Witnesseth:
                                   -----------

        WHEREAS, Headhunter desires to employ Employee in the capacities and on the terms and conditions set forth below and Employee desires to accept employment with Headhunter on the terms and conditions set forth below;

        WHEREAS, Employee will have knowledge and access to knowledge and information regarding Headhunter's trade secrets and confidential information, by virtue of his employment with Headhunter, which if used by Employee, in contravention of this Agreement, would materially, adversely and irreparably damage Headhunter;

         NOW THEREFORE, both parties, in consideration of the mutual and exchanged promises and agreements contained herein and of wages paid and services rendered hereunder, hereby agree as follows:

         1. Offer and Acceptance of Employment. Employee shall have the title of
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President and Chief Operating Officer of Headhunter, beginning April 15, 2001,
(the "Effective Date"), though this position and title subsequently may be changed by Headhunter as Headhunter or its needs grow or change according to the plan to assume the role of CEO on or before January 1, 2002. Headhunter agrees to employ Employee and Employee accepts such employment for the period beginning as of the Effective Date and ending upon termination pursuant to Section 4 thereof (the "Employment Period"). Employee agrees to accept such employment and to perform the duties and services specified herein, upon the terms and conditions hereinafter stated.

         2. Duties. Employee agrees to discharge faithfully, diligently and to
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the best of his ability during the term hereof the duties normally incidental to the position of President and Chief Operating Officer. Employee agrees to serve in such other capacity and perform such other duties as Headhunter may reasonably direct from time to time. Employee agrees that, during the term of this Agreement, Employee will devote Employee's entire business time, skill, energy, knowledge and best efforts to the business and affairs of Headhunter. During his employment with Headhunter, Employee will not engage, directly or indirectly, in any other business, whether or not similar to that of Headhunter, except with the written consent of the Board. Employee shall be expected to commit whatever time is necessary for the normal responsibilities of Headhunter's management.

         3.       Compensation.
                  -------------

                  3.1 Base Salary. While employed hereunder, Employee shall be
                      -----------
paid a salary at the annual rate of Three Hundred Thousand Dollars ($300,000.00), less withholding for taxes and deductions for other appropriate items ("Base Salary"). Employee's Base Salary shall be paid in approximately equal semi-monthly installments. Such Base Salary will be reviewed from time to time by Headhunter, which, in its sole discretion, may make appropriate adjustments.



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                  3.2 Bonus. In addition to the Base Salary, Employee shall be
                      -----
eligible to receive a bonus of Thirty Seven Thousand, Five Hundred Dollars ($37,500.00), less withholding for taxes and deductions for other appropriate items, per [fiscal] quarter for the first three [fiscal] quarters that Employee serves as Chief Operating Officer. Beginning on January 1, 2002, or upon Employee's promotion to Chief Executive Officer, whichever is the earlier to occur, Employee shall be eligible, in lieu of the bonus set forth above, to receive One Hundred Fifty Thousand Dollars ($150,000.00), less withholding for taxes and deductions for other appropriate items, with an uncapped overachievement upside opportunity, in accordance with the terms and conditions of an approved 3+/- plan. Employee shall be eligible for the bonuses set forth herein, only if he is employed by Headhunter on the applicable bonus payout date, and otherwise complies fully with this Agreement.

                  3.3 Benefits. During the Employment Period, Employee shall be
                      --------
eligible to participate in employee benefit plans made available to the majority of similarly situated employees of Headhunter, subject to the terms, conditions and eligibility requirements of each benefit plan.

                  3.4 Car Allowance. Headhunter agrees to pay Employee a car
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allowance of Six Hundred Dollars ($600.00) per month. Headhunter also agrees to reimburse Employee for mileage used while engaging in business activities on behalf of Headhunter at a rate of Seven Cents ($.07) per mile.

                  3.5 Stock. Headhunter will recommend to the Board of
                      -----
Headhunter that Employee be granted options to purchase 400,000 shares of Headhunter common stock as Chief Operating Officer, with any additional recommendations for 100,000 additional shares upon promotion to CEO, to be in accordance with the terms and conditions of the "change of control clause" within the Headhunter.net Stock Option Agreement. Contained within this clause, explanation of immediate vesting of all options upon "change of control". All options are granted at the board meeting following the grant of shares and are granted at the market price on that day, this is in accordance to standard policy for maintenance of tax status.

         4.       Term and Separation.  Notwithstanding  anything contained
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herein to the contrary, this Agreement may be terminated at any time by either party for any reason in accordance with the following terms:

                  4.1 Termination Upon Death or Total Disability. This agreement
                      ------------------------------------------
shall terminate immediately upon Employee's death. This Agreement may also be terminated by Headhunter by reason of "Total Disability" upon at least thirty
(30) days' notice to Employee. As used herein, "Total Disability" means illness or other physical or mental disability of Employee which shall continue for a period of at least one hundred and eighty (180) days in the aggregate during any twelve (12) month period during Employee's employment with Headhunter, which such illness or disability shall make it impossible or impracticable for Employee to perform Employee's duties and responsibilities hereunder with whatever reasonable accommodation may be required by applicable law. If a disagreement arises between Employee and Headhunter as to whether Employee is suffering from "Total Disability", as defined herein, the question of Employee's disability shall be determined by a physician designated by a majority of Headhunter's Board of Directors. In the event of Employee's death or Total Disability, Headhunter shall be obligated to pay to employee's estate Employee's prorated Base Salary only through the actual effective date of termination and shall have no other payment obligation or other liability to Employee or his estate under this Agreement or otherwise.

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                  4.2 Termination For Cause. By providing employee with a 30 day
                      ---------------------
written notice, Headhunter may discharge Employee for Cause and terminate this Agreement without any further liability hereunder to Employee or his estate, other than the obligation to pay to Employee his base salary accrued to the date of termination and accrued but unused vacation. For purposes of this Agreement, a discharge for "Cause" shall mean a discharge resulting from a determination by Headhunter that Employee:

                           (a)      has failed or refused to perform his duties
under this Agreement or to obey lawful directives from the Board of Directors of Headhunter or its designee(s), if not remedied within ten (10) business days after Headhunter's providing notice thereof or if the failure or refusal occurs after one (1) such notice has been provided;

                           (b)      has failed to abide by  Headhunter
policies, rules, procedures or directives, if not remedied within ten (30) business days after Headhunter's providing written notice thereof or if the failure occurs after one (1) such notice has been provided;

                           (c)      has acted in a negligent  manner,  or has
engaged in misconduct with respect to Headhunter which results or could have resulted in material harm to Headhunter or to its reputation or standing among customers, suppliers, employees or other business relationships;

                           (d)      has  committed or been  convicted  of, or
plead guilty or nolo contendere (or any similar plea or admission) to, a felony
                ---- ----------
or a criminal act involving fraud, dishonesty or other moral turpitude;

                           (e)      has engaged in the use of drugs or alcohol
while on Headhunter  property or during regular business hours;

                           (f)      has engaged in employee misconduct,
including but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of employment-related laws (including but not limited to laws prohibiting discrimination in employment), violation of non-competition, non-solicitation or confidentiality agreements or this Agreement, falsification of employment applications or other business records, insubordination, habitual absenteeism, or other unethical activity; or

                           (g)      has breached this Agreement.

If Headhunter terminates Employee's employment for Cause hereunder, Headhunter shall be obligated to pay Employee's prorated Base Salary only through the actual effective date of termination and shall have no other payment obligation or other liability to Employee under this Agreement or otherwise. Unless specifically required to be paid by law, other compensation and benefits will not be provided or paid after termination.

                  4.3 Termination Without Cause. Headhunter may terminate
                      -------------------------
Employee's employment at any time without Cause. If Headhunter terminates Employee's employment hereunder without Cause, Headhunter shall be obligated to pay Employee's pro-rated salary and pro-rated bonus, if any, only through the actual effective date of termination. In addition, if Employee executes a separation agreement including a general release, reaffirmation of certain covenants in this Agreement and other promises in a form acceptable to Headhunter, Headhunter shall pay Employee an amount equal to one (1) year of Employee's base salary. Additionally, Headhunter agrees to provide employee benefits up to one year from the date of termination or

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until employee becomes eligible for benefits under the plan of a new employer .
Headhunter shall have no other payment obligation under this Agreement or otherwise. Unless specifically required to be paid by law, other compensation and benefits will not be provided or paid after termination.

                  4.4 Resignation. Employee may resign from employment hereunder
                      -----------
at any time by providing Headhunter with written notice at least one (1) month in advance of the effective date of the resignation. Headhunter may, at its sole discretion, elect to pay Employee salary and bonus, if applicable, in lieu of any part, or all, of the notice period and shall have no other payment obligation under this Agreement or otherwise. Headhunter will have no further obligation if Employee resigns other than to pay Employee for compensation already earned, and Employee understands and agrees that Employee will still be subject to the Section 5 of this Agreement.

         5.       Notices. Any notice provided for in this Agreement must be in
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writing and must be either personally delivered, mailed by first class mail
(postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

                  If to HEADHUNTER:
                  ----------------

                           HEADHUNTER, Inc.
                           333 Research Court, Suite 200
                           Atlanta, Georgia 30092
                           Attention:  Dawn Haden

                           If to Employee:
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                           Ronald T. Self
                           8430 Lazy Oaks Court
                           Dunwoody, Georgia 30350

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

         6.       General Provisions.
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                  6.1 Severability. Whenever possible, each provision of this
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Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid illegal or unenforceable provision had never been contained herein.

                  6.2 Complete Agreement.  This Agreement embodies the
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complete agreement and understanding among the parties and supercede and preempt any prior

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understanding, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  6.3 Counterparts. This Agreement may be executed in separate
                      ------------
counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreements.

                  6.4 Successors and Assigns. Except as otherwise provided
                      ----------------------
herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, Headhunter and their respective successors and assigns; provided that the rights and obligations of Employee under this Agreement shall not be assignable.

                  6.5 Choice of Law. This Agreement shall be deemed to be made
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in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto by any court or any governmental or judicial authority by reason of such party having, or being deemed to have, structured or drafted such provision.

                  6.6 Remedies. Each of the parties to this Agreement will be
                      --------
entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                  6.7 Amendment and Waiver. The provisions of this
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Agreement may be amended and waived only with the prior written consent of
Headhunter and Employee.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first written above.

                           HEADHUNTER, INC.

                           By:   /s/ Robert M. Montgomery
                                 --------------------------------------------
                           Its:  CEO
                                 --------------------------------------------


                           /s/ Ronald T. Self
                           --------------------------------------------------
                           Ronald T. Self






                     SIGNATURE PAGE TO EMPLOYMENT AGREEMENT





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